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            Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A joint special meeting of shareholders of Affiliated Fund (the "Fund") was held on November 5, 2015. The joint special meeting was held for shareholders of the Fund to vote on the following matters:

    1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

    2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
Affiliated Fund           163,767,990  12,211,770   13,536,335    43,207,058

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
Affiliated Fund           163,716,250  12,201,746   13,598,099    43,207,058

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
Affiliated Fund           214,198,118   5,553,528   12,971,507        --